EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Majesco Entertainment Company

We consent to the incorporation by reference in the Registration statement of Majesco Entertainment Company and Subsidiary on Form S-8 to be filed on or about June 5, 2012 of our report dated January 17, 2012, on our audits of the consolidated financial statements as of October 31, 2011 and 2010 and for the two-year period ended October 31, 2011, and the effectiveness of Majesco Entertainment Company and Subsidiary’s internal control over financial reporting as of October 31, 2011, which report was included in the Annual Report on Form 10-K.

EisnerAmper LLP

June 5, 2012

Edison, New Jersey